EXHIBIT 99.1
FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2005 AND 2004 AND
FOR THE YEAR ENDED DECEMBER 31, 2005

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
INDEX

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2005 and 2004	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2005	3

Notes to Financial Statements	4

Supplemental Schedules:

Schedule H; Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2005	12

Schedule H; Line 4j – Schedule of Reportable Transactions for the year ended December 31, 2005	13

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan:
In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at end of year) at December 31, 2005 and reportable transactions for the year ended December 31, 2005 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/PricewaterhouseCoopers LLP
Dallas, Texas
June 29, 2006

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2005	2004
Investments:
Registered investment companies	$336,190,628	$309,413,848
Common and collective trusts	89,370,266	89,907,737
Flowserve Corporation common stock	35,777,602	27,120,090
Loans receivable from participants	8,927,301	8,369,510

Total investments	470,265,797	434,811,185

Receivables:
Employer contributions	3,425,402	2,449,840
Participant contributions	870,711	789,050

Total receivables	4,296,113	3,238,890

Net assets available for benefits	$474,561,910	$438,050,075

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2005

Investment income:
Dividend income	$14,191,481
Interest income from other than participant loans	3,514,376
Interest income from participant loans	494,275
Net appreciation in fair value of investments	23,220,967

41,421,099

Contributions:
Employer	9,722,232
Participant	23,740,693

33,462,925

Total additions	74,884,024

Deductions:
Benefits paid to participants	(38,254,178)
Other deductions	(118,011)

Total deductions	(38,372,189)

Increase in net assets available for benefits	36,511,835

Net assets available for benefits:

Beginning of year	438,050,075

End of year	$474,561,910

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries located in the United States (collectively the “Company”) are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provision of the Employee Retirement Income Security Act, as amended (“ERISA”).

Participant accounts

Each participant’s account is credited with the participant’s contribution, the employer’s contribution and an allocation of investment income from each fund as defined in the Plan Agreement. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan agreement. Unless newly hired participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $14,000 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for the 2005 plan year) may be made pre-tax. All participants who are eligible to make elective deferrals under the Plan and who have attained age 50 before the close of the Plan year are eligible to make additional catch-up contributions of up to $4,000 during fiscal 2005. Contributions made by participants are invested based on each participant’s election.

The Company matches 50% of participant contributions, up to 6% of eligible compensation, except for union employees represented by the:
•	United Steelworkers of America at the Vernon, California facility,

•	United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility,

•	IAM, District Lodge 1130 at the Cleveland, Ohio facility; and

•	United Steelworkers of America AFL-CIO and its Local 9404 at the Phillipsburg, New Jersey facility.
Each of the above exception groups receive Company matching contributions of 25% of participant contributions up to 6% of eligible compensation.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Company matching contributions are made in cash and allocated among a participant’s account in the same percentage in which the participant directs his or her contributions. The Company may also make a discretionary contribution based upon the Company meeting its performance targets, as determined by the Company in its sole discretion. All Company discretionary contributions are made in Company common stock and invested into the Company Stock Fund. Discretionary contributions are generally allocated among the participants based on the amount of Company matching contributions made during the Plan year, unless otherwise specified by a collective bargaining agreement. In 2006, the Company made a discretionary contribution of $3,139,992 for the Plan year 2005. The discretionary contribution is recorded as an employer receivable on the Statement of Net Assets.

The Plan allows all amounts allocated to participant accounts to be invested in accordance with participant investment directions except for the Company discretionary contribution which shall automatically be invested in the Company Stock Fund and cannot be transferred for a one year period.

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Unless otherwise specified in a collective bargaining agreement, participants become 20% vested in the Company’s contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company’s contributions. During 2005, participants forfeited $464,940 of nonvested account balances. In 2005, employer contributions were reduced by $875,000 from previously forfeited account balances, in accordance with plan documents. Unutilized forfeitures at December 31, 2005 and 2004 total $54,867 and $457,014, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination.

Investments

Participants may direct their contributions and account balances among the following investment funds:

Company Stock Fund – Invests in publicly traded common stock of the Company.

American Funds EuroPacific Fund – Invests primarily in securities of issuers located in Europe and the Pacific Basin.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Royce Premier Fund – Invests primarily in small-cap securities and seeks long-term capital appreciation.

T. Rowe Price Mid-Cap Growth Fund – Invests primarily in mid-cap common stocks of United States and foreign companies that, in the fund manager’s opinion, possess above average growth potential.

Vanguard 500 Index Fund – Invests in large cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor’s 500 Index.

Vanguard Retirement Savings Trust Fund – Invests primarily in investment contracts or similar fixed-income instruments, that are managed to yield higher levels of current income without capital appreciation.

Vanguard Target Retirement 2005 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2005.

Vanguard Target Retirement 2015 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2015.

Vanguard Target Retirement 2025 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2025.

Vanguard Target Retirement 2035 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2035.

Vanguard Target Retirement 2045 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2045.

Vanguard Target Retirement Fund – Invests in equity securities of companies that, in the fund manager’s opinion, possess prospects for continued growth, strong industry positions and skilled management teams.

Vanguard Total Bond Market Index Fund – Invests primarily in fixed-income securities that are managed to yield performance mirroring the Lehman Brothers Aggregate Bond Index.

Vanguard PRIMECAP Fund – Invests in a mix of other Vanguard Mutual Funds designed for individuals currently in retirement.

Vanguard Wellington Fund – Invests 65% in equity securities and 35% in high-quality bonds, which are managed in the aggregate to generate capital appreciation in the long-term while providing current income.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Vanguard Windsor II Fund – Invests primarily in equity and other instruments issued by large and medium-sized companies that, in the fund manager’s opinion, are undervalued based on current price/earnings ratios or dividend yields.

Administration

The Plan is administered by the Pension and Investment Committee, which is appointed by the senior management of the Company. The Company pays the majority of the expenses related to the Plan’s operations.

Participant loans

Subject to certain limitations set forth in the Plan, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:
•	$50,000, subject to certain adjustments as set forth in the Plan, or

•	One-half of the participant’s vested account balance at the time the loan is made.
General purpose loans have a maximum term of five years, while primary residence loans have a maximum term of fifteen years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2005 have interest rates ranging from 5% to 10.5%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of participants’ balances become 100% vested.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Investment valuation and income recognition

The Plan’s investments are stated at fair value based on quoted market prices. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common/collective trusts are valued at the net asset value of shares held by the Plan at year end as reported by the trustee. Participant loans are valued at cost plus accrued interest, which approximates fair value.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan’s investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in mutual funds, common collective trusts and stocks, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Determination of unrealized appreciation/depreciation

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Benefits

Benefits are recorded when paid.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
3.	INVESTMENTS

All Plan investments are held by Vanguard under a trust agreement dated May 27, 1999. The fair values of individual investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2005 and 2004 are as follows:

	2005	2004
T. Rowe Price Mid-Cap Growth Mutual Fund	$47,862,471	$43,798,595
Vanguard 500 Index Mutual Fund	88,688,170	92,282,391
Vanguard Wellington Mutual Fund	91,735,690	79,577,807
Vanguard Windsor II Mutual Fund	30,044,711	27,674,414
Vanguard Retirement Savings Trust	89,370,266	89,907,737
Flowserve Corporation common stock*	35,777,602	27,120,090
During 2005, the Plan’s investments had net appreciation in fair value as follows:

Registered investment companies	$11,466,387
Common stock	11,754,580

Total net appreciation	$23,220,967

*	Includes non-participant directed funds (see Note 5).
4.	STABLE VALUE FUND

Investments in bank collective investment funds that hold benefit-responsive investment contracts are presented at fair value on the statement of net assets available for benefits and the amount representing the difference between fair value and contract value of the bank collective investment fund is presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit responsive.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
5.	NON-PARTICIPANT DIRECTED INVESTMENTS

The Company discretionary contribution is automatically invested in the Company Stock Fund and cannot be transferred for a one year period. Employees also have the option of investing their contributions, or a portion thereof, in the Company’s common stock. Since the activity of the non-participant directed and participant directed investments in the Company’s common stock are combined, the entire investment is considered non-participant directed for purposes of this disclosure. Information regarding the net assets available for benefits and the changes in net assets available for benefits for that fund, the Company Stock Fund, is shown below:

	December 31,
	2005	2004
Assets:
Flowserve Corporation Common Stock	$35,777,602	$27,120,090
Company contribution receivable	3,139,992	2,170,472

Net assets available for benefits	$38,917,594	$29,290,562

Year Ended
December 31,
2005
Changes in net assets available for benefits:
Additions:
Contributions	$4,164,133
Net appreciation in fair value of investments	11,754,580
Interfund transfers	(4,057,445)

Total additions net of interfund transfers	11,861,268

Deductions:
Benefits paid to participants	(2,234,236)

Increase in net assets available for benefits	9,627,032

Net assets available for benefits at beginning of year	29,290,562

Net assets available for benefits at end of year	$38,917,594

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
6.	PARTY-IN-INTEREST TRANSACTIONS

Certain investments are shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company, which is the trustee as defined by the Plan and, therefore, transactions with these mutual funds qualify as party-in-interest transactions.

Additionally, the Plan holds investments in the Company’s common stock and loans receivable from participants, both of which constitute party-in-interest transactions. During the year, the Company had sales and purchases of Flowserve stock of $16,667,555 and $12,970,487, respectively.

7.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated March 19, 2003, stating that the Plan as then designed and operated qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receipt of the determination letter; however, the Plan Administrator believes the Plan operated in compliance with the applicable requirements of the Code throughout 2005 and, therefore, the Plan and the related trust are exempt from taxation.

8.	NON-CURRENT FILER IMPACT ON THE PLAN

As of May 1, 2005, due to the non-current status of the Company’s financial filings with the SEC, the Company’s Registration Statements on Form S-8 were no longer available to cover offers and sales of securities to the Company’s employees and other persons. Since that date, the acquisition of interests in the Plan’s common stock fund by plan participants may have been subject to the registration requirements of the Securities Act of 1933 or applicable state securities laws and may not have qualified for an available exemption from such requirements. Federal securities laws generally provide for a one-year rescission right for an investor who acquires unregistered securities in a transaction that is subject to registration and for which no exemption was available. As such, an investor successfully asserting a rescission right during the one-year time period has the right to require an issuer to repurchase the securities acquired by the investor at the price paid by the investor for the securities (or if such security has been disposed of, to receive damages with respect to any loss on such disposition), plus interest from the date of acquisition. These rights may apply to affected participants in the Plan. Based on the Company’s current stock price Company management believes that the Company’s current potential liability for rescission claims is not material to its financial condition or results of operations or to the financial statements of the Plan; however, this potential liability could become material in the future if the Company’s stock price were to fall below participants’ acquisition prices for their interest in the common stock fund during the one-year period following the unregistered acquisitions.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
SUPPLEMENTAL CHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
SCHEDULE H; LINE 4i — SCHEDULE OF ASSETS AS OF DECEMBER 31, 2005

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(f)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	American Funds EuroPacific R5 Mutual Fund	Registered investment company	**	$14,024,859
	Royce Premier Mutual Fund	Registered investment company	**	20,533,321
	T. Rowe Price Mid-Cap Growth Mutual Fund	Registered investment company	**	47,862,471
*	Vanguard 500 Index Mutual Fund	Registered investment company	**	88,688,170
*	Vanguard PRIMECAP Mutual Fund	Registered investment company	**	20,618,578
*	Vanguard Total Bond Market Index Mutual Fund	Registered investment company	**	15,148,818
*	Vanguard Target Retirement 2005 Mutual Fund	Registered investment company	**	1,606,363
*	Vanguard Target Retirement 2015 Mutual Fund	Registered investment company	**	3,048,719
*	Vanguard Target Retirement 2025 Mutual Fund	Registered investment company	**	1,548,719
*	Vanguard Target Retirement 2035 Mutual Fund	Registered investment company	**	815,808
*	Vanguard Target Retirement 2045 Mutual Fund	Registered investment company	**	350,908
*	Vanguard Target Retirement Mutual Fund	Registered investment company	**	163,493
*	Vanguard Wellington Mutual Fund	Registered investment company	**	91,735,690
*	Vanguard Windsor II Mutual Fund	Registered investment company	**	30,044,711
*	Vanguard Retirement Savings Trust Fund	Common collective trust	**	89,370,266
*	Flowserve Corporation Common Stock	Common stock, 904,388 shares	$19,453,901	35,777,602
*	Loans Receivable from Participants	5% - 10.5% due through 2020		8,927,301

Total assets held for investment purposes				$470,265,797

*	Denotes an investment issued by an entity known to be a party-in-interest to the Plan.

**	Cost omitted for participant-directed investments.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
SCHEDULE H, LINE 4j — SCHEDULE OF REPORTABLE TRANSACTIONS*
FOR THE YEAR ENDED DECEMBER 31, 2005

						(h)
	(b)					Current Value
(a)	Description of Asset		(c)	(d)	(g)	of Asset on
Identity of Party	(include interest rate and		Purchase	Selling	Cost of	Transaction	(i)
Involved	maturity in the case of a loan)	# of Shares	Price	Price	Asset	Date	Gain or (Loss)
The Vanguard Group	Flowserve Corporation Common Stock	772,081	$12,970,487	$—	$—	$12,970,487	$—
The Vanguard Group	Flowserve Corporation Common Stock	914,766	—	16,067,555	12,205,847	16,067,555	3,861,708

*	Transactions or a series of transactions in non-participant directed funds which exceed 5% of the current value of the Plan’s assets as of the beginning of the plan year, as defined in Section 2520.103-6 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA.